Exhibit 10.6

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Agreement”), made as of the 28th day of February, 2017, by and between Ashland Global Holdings Inc. (on behalf of itself and any of its subsidiaries, affiliates predecessors, successors and assigns, including but not limited to Ashland Specialty Ingredients, GP, collectively referred to herein as the “Company”), and Luis Fernandez-Moreno (the “Recipient”).
WHEREAS, the Recipient’s service with the Company is ending and Recipient and the Company are entering into a formal separation agreement;
WHEREAS, the Company desires to (i) protect the Company’s confidential and proprietary information, and (ii) restrict Recipient’s post-termination employment and solicitation activities.
NOW, THEREFORE, intending to be legally bound, the parties agree to the following terms and conditions:
Section 1.    Consideration
In consideration of Recipient’s covenants of confidentiality, non-competition and non-solicitation contained in this Agreement, the Company agrees to pay Recipient the amount of One Million, Two Hundred Thousand and 00/100 Dollars ($1,200,000), less applicable withholdings, and subject to the limitations and provisions concerning timing provided in Section 11 below.

Section 2.	Confidential Information; Developments; RETURN OF MATERIALS
2.1.    Confidential Information.
(a)    Recipient acknowledges and agrees that as a result of employment with the Company, he has come into contact with, had access to and learned various technical and non-technical Confidential Information relating to the operation of the Company, whether or not such Confidential Information includes trade secrets, which are the property of the Company. Confidential Information includes: financial and business information such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies, customer information, customer identities, names and addresses, customer services and customer products, methods, procedures, devices and other means used by the Company in the conduct of its business, marketing plans and strategies, innovative programs and services, acquisition or divestiture plans and strategies, data processing computer programs, databases, formulae, software codes, secret processes, financial products and adaptations thereto, inventions, research projects, and all other matters of a technical nature; names and addresses of the Company’s vendors and suppliers, financial arrangements with the Company’s vendors and suppliers, and vendor and supplier representatives responsible for entering into contracts with the Company, information with respect to the Company’s finances, budgets, funding, investments, costs, and similar financial information; information regarding the Company’s clients, their names,

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service and product histories, and addresses, and referrals to prospective clients; and information with respect to the experience, qualifications, abilities and job performance of the Company’s employees. For purposes of this Agreement, a “prospective client” shall mean any person or entity with whom Recipient has had contact, in the two-year time period prior to the termination of his employment with the Company, for the purpose of providing or procuring products or services on behalf of the Company. Confidential Information can be in any form including but not limited to, oral, written or machine readable, including electronic files. Notwithstanding the above, except with respect to personally identifiable information (“PII”) about individuals obtained in the course of Recipient’s employment with the Company, which shall always be treated as Confidential Information, Confidential Information shall not include any information that was or has been in the public domain at or subsequent to the time it was communicated to Recipient by the Company through no fault of Recipient; was or has been rightfully in Recipient’s possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by the Company; or is legally compelled to be disclosed by court order, provided that Recipient immediately notifies the Company of such order.
(b)    Recipient acknowledges and agrees that disclosing, divulging, revealing or otherwise using any of the aforesaid Confidential Information, other than as specifically authorized by the Company, will be highly detrimental to the business of the Company and serious loss of business and pecuniary damage may result therefrom. Accordingly, Recipient specifically covenants and agrees to hold all such Confidential Information and any documents containing or reflecting the same in the strictest confidence, and Recipient will not, both during the remainder of his employment with the Company or at any time thereafter, without the Company’s prior written consent, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than the exclusive benefit of the Company, any Confidential Information whatsoever, whether contained in Recipient’s memory or embodied in writing or other physical form. Recipient specifically agrees that this obligation of Confidentiality shall survive the expiration of this Agreement, and shall continue for so long as Recipient has knowledge of such Confidential Information, or otherwise has such Confidential Information in his custody or control.
(c)    Notwithstanding anything to the contrary herein, Recipient acknowledges that the federal Defend Trade Secrets Act (the “DTSA”) provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Recipient acknowledges that the DTSA provides that an individual who files a retaliation lawsuit against an employer for reporting a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in court, but only if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. In addition, the Section 2.1(a) and (b) covenants shall not be breached in the event that Recipient discloses Confidential Information to the Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws, or Recipient’s disclosure of Confidential Information is protected under the whistleblower provisions of any applicable

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law or regulation. Recipient understands that if he makes a disclosure of Confidential Information that is covered above, he is not required to inform the Company in advance or otherwise, that such disclosure(s) has been made. Nothing in this Agreement shall prohibit Recipient from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding.
2.2.    Developments. Recipient hereby assigns to the Company Recipient’s entire right, title and interest in and to any and all technology, information, processes, and materials hereafter made, conceived, written, or otherwise created solely or jointly by Recipient, whether or not such creations are patentable, subject to copyright protection or susceptible to any other form of protection, which: (i) were made during the term of employment with the Company; or (ii) relate to the actual or anticipated business, research or development of the Company; or (iii) were made with the Company’s equipment, supplies, facilities, time, Confidential Information or other information; or (iv) are suggested by or result from any task assigned to Recipient by, or work performed by Recipient for or on behalf of, the Company (collectively, “Company Developments”). Recipient agrees that such Company Developments are the sole and exclusive property of the Company to the extent not already owned by the Company or assigned to the Company pursuant to this Agreement or applicable law. Recipient agrees to disclose, deliver and assign in the future to the Company all Recipient’s right, title and interest in and to any and all Company Developments and Recipient will, at the Company’s request (whether during or after employment), promptly execute a written assignment to the Company of any such Company Developments and provide all assistance that the Company reasonably requests to secure or enforce on a worldwide basis any patents, copyrights, trade secrets and other rights and protections relating to the Company Developments.
2.3.    Return of Materials. Recipient further represents that prior to his execution of this Agreement, he delivered to the Company (i) any and all documents, files, client records, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information or Company Developments whatsoever, or otherwise relating to the Company’s clients and/or business; and (ii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Recipient then possessed or had under his control. In addition, Recipient agrees that if at any time following his execution of this Agreement, he discovers that he inadvertently failed to return to the Company any materials such as those described above, he will deliver such materials to the Company within a reasonable time thereafter.
Section 3.    Non-Competition; DETRIMENTAL ACTIVITY
Recipient agrees that for a period of twenty-four (24) months following the termination of his employment with the Company, he will not, without the express written permission of the Chief Executive Officer of the Company, (1) engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by the Company; or (2) perform any other act or engage in any other activity that is determined by the Board of Directors of Ashland Global Holdings Inc., based upon its business judgment, to be detrimental to the best interests of the Company. This would include, but is not limited to,

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actions such as soliciting or encouraging any existing or former employee, director, contractor, consultant, customer or supplier of the Company to terminate his or its relationship with the Company for any reason, or otherwise violate any contracts or covenants existing between them and the Company; making defamatory statement about the Company, its businesses, officers, directors, or employees; or taking any other actions which might reasonably be expected to cause or lead to unwanted or unfavorable publicity, or otherwise cause harm to the Company or any of the foregoing.
Section 4.    Enforcement of Covenants, Equitable Relief, Tolling.
Recipient acknowledges and agrees that compliance with the covenants set forth in Section 2 through Section 3 of this Agreement is necessary to protect the business and goodwill of the Company and that any breach of these covenants will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of these covenants by Recipient, the Company and Recipient agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any liquidated damages or other remedies available to it at law or equity: (1) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Recipient hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (2) recovery of all reasonable sums and costs, including attorney’s fees, incurred by the Company if it successfully enforces the covenants.
The restrictive periods set forth in this Agreement shall not expire and shall be tolled, during any period in which Recipient is in violation of the restricted period.
Section 5.    Disclosure of Agreement AND New Employment
Recipient agrees that he will promptly disclose the existence of this Agreement to all subsequent employers until the covenants have expired.
Section 6.    Interpretation of Provisions
The parties agree that they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect the Company’s Confidential Information, client relationships and goodwill.
Section 7.    Waiver of Breach
The waiver by the Company of a breach of any provision of this Agreement by Recipient, or the failure of the Company to take action against any other employee(s) or former employer(s) for similar breach(es) on their part, shall not operate or be construed as a waiver of any subsequent breach by Recipient or be construed as a waiver of a breach by Recipient.

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Section 8.    Binding Agreement
This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the heirs, executors and administrators of Recipient. The Company shall have the right to transfer and assign all or any portion of its rights and obligations hereunder to any third party. This Agreement may not be assigned by Recipient.
Section 9.    Applicable Law and Choice of Forum
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern. The parties agree that any action or proceeding with respect to this Agreement shall be brought in a court of competent jurisdiction in the State of Delaware, and the parties hereby agree to the personal jurisdiction thereof, and irrevocably waive any claim they may now or hereafter have that any such action brought in such Delaware court(s) has been brought in an inconvenient forum.
Section 10.    Severability
In the event that any of the foregoing clauses may be deemed or determined to be a breach of any law, rule or regulation or otherwise unenforceable, such determination shall not affect any of the other clauses of this Agreement, but such other clauses shall remain in full force and effect.
Section 11.    Termination of Agreement
This Agreement shall terminate on the earlier of i) the date on which the Company provides written notice to Recipient that it is terminating this Agreement due to Recipient’s breach of his obligations hereunder, in which case no payment of the consideration more fully described under Section 1 of this Agreement shall be owed to Recipient; ii) the date of Recipient’s death, in which case the amount of the consideration provided for under Section 1 of this Agreement shall be pro-rated by the number of full months during the original 24-month period prior to the Recipient’s death, and such pro-rated payment shall be made to the estate of the Recipient within 15 days of the date on which the Company has received notice of Recipient’s death, and copies of all tax and probate documents necessary to effect such payment, but in no event will such pro-rata payment be made later than the end of the year following the year in which the Recipient's death occurs; or iii) the date on which the restrictive covenants provided for in Sections 2 and 3 of this Agreement expire, which shall be February 28, 2019, unless extended as a result of the tolling provisions in Section 4 of this Agreement, in which case the consideration provided for in Section 1 of this Agreement shall be paid in full, within 15 days thereof.

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Section 12.    Recovery of Consideration.
If the Company discovers, after making the payment provided for under Section 1 of this Agreement, that Recipient was in material breach of this Agreement during its term, then the Company shall have a period of three (3) years from the date on which the payment was made to seek recovery of the payment from Recipient or his estate.
Section 13.    SURVIVAL OF PROVISIONS.
The obligations relating to Confidentiality, Company Developments and Return of Materials described in Section 2 of this Agreement shall survive the expiration of this Agreement and shall continue for so long as the Recipient continues to have knowledge of Confidential Information or have Company materials in his custody or control, or for so long as his assistance is reasonable necessary to secure and protect Company Developments. In addition, those rights of the Company under Section 12 of this Agreement shall survive the termination of this Agreement, and shall remain in effect for an additional three (3) years following the termination of this Agreement.
Section 14.    Modification of Agreement, Effect on Other Agreements.
This Agreement is in addition to certain other agreements which may also apply to restrict Recipient from engaging in those actions prohibited hereunder, and the enforceability of those other agreements, and any obligations of the Recipient and/or rights of the Company arising thereunder shall not be modified or otherwise impaired by this Agreement. This Agreement may be amended only by a writing signed by both parties. Recipient acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.
THE RECIPIENT ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS, AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

[Signature page immediately follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

ASHLAND GLOBAL HOLDINGS INC.

By: /s/ Peter J. Ganz
Its: Senior Vice President, General Counsel and Secretary

- And -

/s/ Luis Fernandez-Moreno
LUIS FERNANDEZ-MORENO

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